                                                                   EXHIBIT 10.1



                      MANAGEMENT AND CONSULTING AGREEMENT
                      -----------------------------------

                 Executed after but dated with effect as of and from the 16th day of November, 1995.


BETWEEN:


                          PHARMA PATCH PLC. incorporated under the laws of the Republic of Ireland

                          (hereinafter referred to as "PP")

                                                              OF THE FIRST PART;

                          -and-

                          TRIDENT MANAGEMENT INC.

                          (hereinafter referred to as "Trident")

                                                             OF THE SECOND PART;

WHEREAS:

1. PP has recently completed the sale of substantially all of its operating assets and business operations and will either continue as a going concern with new business activities or will be dissolved upon the approval of the shareholders of PP, and PP is desirous of retaining the expertise and services of Trident on the terms and conditions all as hereinafter described and set forth; and

2. Trident, represented by Murray Watson, has developed expertise in the management and operation of businesses and their affairs generally.

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements hereinafter contained and exchanged as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.       ENGAGEMENT

1.1 PP hereby engages Trident to provide general supervision of the day-to-day operations as well as to provide consulting services, all with respect to the world-wide business and affairs of PP, and its subsidiary and associated corporations now in existence and hereinafter established (collectively hereinafter sometimes called the "Business") from the offices of PP in Dublin, Ireland and elsewhere around the world upon the terms and conditions hereinafter set forth, all of which are hereby agreed to and accepted by Trident.

1.2 Without limiting any of the foregoing, Trident shall be responsible for the management, direction and control of the operations, business and affairs of PP and the Business and shall provide advice thereto to the best of its ability in accordance with reasonable business standards.

1.3 Trident agrees to serve PP and the Business and provide the services herein described and contemplated and to exercise the powers and duties in connection therewith as well as to perform such other services and exercise such other powers and duties as may be determined from time to time by the board of directors of PP or of the relevant subsidiary or associated corporation forming part of the Business, as the case may be, consistent with the provisions hereof.

1.4

         a) In implementation of the discharge of its responsibilities hereunder, Trident shall and does hereby designate Murray D. Watson to serve PP as its Chairman of the Board and Chief Executive Officer and of each of the subsidiaries and associated corporations of the Business. PP agrees to appoint Murray D. Watson to occupy the office of Chairman of the Board and Chief Executive Officer of PP and to cause him to be so appointed for each of the subsidiaries and associated corporations of the Business during the term of this agreement.

         b) It is agreed that the powers and duties of the Chairman of the Board and Chief Executive Officer shall include presiding over all meetings of the board of directors and shareholders of PP and of the relevant subsidiaries and associated corporations and all official or informal committees or working groups thereof, as well as having the responsibility for and the general supervision of the business and affairs thereof in their entirety and shall be indemnified and saved harmless by PP for any and all proper and lawful acts in the discharge of such powers and duties. It is agreed by PP that all relevant articles, charter or other constating documents or the by-laws or resolutions of PP and the relevant subsidiaries and corporations shall be consistent with the foregoing powers and duties, as the case may be.

1.5 Trident shall also be entitled in the exercise of its powers and the performance of its duties hereunder to enter into directly or to cause its designated nominee management consultant to enter into separate and independent management and consulting contracts with any subsidiary or associated corporation of PP for such purposes and on such terms and provisions as are considered by the contracting parties appropriate but nevertheless consistent with the terms and provisions hereof.

1.6 Trident shall report to the board of directors of PP through the Chairman of the Board and Chief Executive Officer who shall report fully on the management, operations and business and affairs of PP and the Business.

1.7 Trident agrees to use its best efforts to promote the world-wide interests and goodwill of PP and the Business and in so doing accepts the responsibility for world-wide travel as may be required.

2.       REMUNERATION
         ------------

2.1 PP shall pay Trident for services rendered hereunder a gross annual base remuneration commencing with the first year of the term hereof of Two Hundred and Twenty Five Thousand Dollars ($225,000) U.S., payable monthly at the rate of Eighteen Thousand, Seven Hundred and Fifty Dollars
($18,750) U.S. on the first day of each month during the first year, exclusive of bonuses, stock options, benefits and other compensation and exclusive of reimbursement of all disbursements and costs.

2.2 It is agreed that the gross annual base remuneration payable to Trident hereunder after the first year of the term hereof shall be increased annually thereafter by a minimum of ten percent (10%) of the amount paid therefor during the immediately preceding year of the term hereof, payable monthly at the increased rate on the first day of each month during each succeeding year of the term hereof.


2.3 It is further agreed that the gross annual base remuneration otherwise payable hereunder to Trident by PP shall be reduced by an equivalent amount paid with respect to or for and on behalf of PP by any subsidiary or associated corporation of PP to Trident or to its designated nominee management consultant which enters into a separate and independent management and consulting contract with any such subsidiary or associated corporation of PP.

2.4 Each of Trident and the Chairman of the Board and Chief Executive Officer shall be entitled to be promptly reimbursed by PP for or to have paid directly by PP out-of-pocket costs, charges, expenses and disbursements including without limiting the foregoing travel, entertainment and accommodation actually and properly incurred from time to time in carrying out their respective duties hereunder against production of invoices or statements.

2.5 In addition to the annual base remuneration, bonuses, stock options and benefits payable hereunder to Trident and the Chairman of the Board and Chief Executive Officer, Trident shall be entitled to receive an annual performance bonus payable in cash or, by mutual agreement, by equivalent equity:

         (i) with respect to the first year of the term hereof, an amount equal to one hundred percent (100%) of the gross annual base remuneration payable for the first year of the term hereof under Section 2.1 above, to be paid only in the event that the closing price of PP's American Depositary Shares, or equivalent, in any 21 trading day period (whether or not consecutive) immediately preceding February 28, 1997 equals or exceeds US$2.00, to be paid on or before March 31, 1997, provided that in the event there occurs at any time during the term hereof a change of control of PP as described in subsection (iii) below, the foregoing performance bonus amount shall become due and payable in full;

         (ii) with respect to each other year of the term hereof thereafter, an amount to be agreed upon with the compensation committee of board of directors of PP before the end of the year of the term hereof in respect of which the annual performance bonus relates, payable immediately upon the occurrence of a change of control, or payable otherwise within thirty (30) days of the end of the year of the term hereof, as the case may be; and

         (iii) a change of control of PP shall mean the acquisition of the ownership of securities, whether convertible into, exchangeable for or respecting the right to acquire shares of PP and/or shares of PP which results in a new person or group of persons or persons acting alone or jointly or in concert or with others which are associated or affiliated for such purposes therewith and which or who are not at the effective date holders of such securities or shares in PP, beneficially acquiring and owning such securities or shares which would entitle the holders thereof to cast more than fifty per cent (50%) of the votes attaching to all such securities and shares in the capital of PP that may be cast to elect directors of PP.

2.6 In addition to the foregoing, Trident shall be entitled to receive such number of stock options and upon such terms as determined by the Board of Directors from time to time, provided that all unexercised options granted shall not terminate or expire but shall immediately become exercisable in the event there occurs at any time during the initial term hereof a change of control of PP, as such term is defined in paragraph 2.5(iii) above.

2.7 PP agrees to provide to and to allow either Trident or the Chairman of the Board and Chief Executive Officer of PP and of each subsidiary or associated corporation, as the case may be, to participate in all additional benefits determined by the compensation committee thereof to be provided by such corporation from time to time to senior executives or consultants or advisors. In particular, PP shall provide, or shall be required to pay Trident's costs of providing reasonable life, health, dental and long-term disability insurance to Mr. Watson.

3.       TERM
         ----

3.1 The term of engagement hereunder shall be for an original term of three (3) years determined from the effective date hereof unless earlier terminated as hereinafter provided. Upon the expiry of the original term hereof, and on each second anniversary of such date following thereafter, subject to mutual agreement being reached in writing within three (3) months of the relevant expiry date, the term of this agreement may be extended for successive renewals each for a further term of two (2) additional years on the same terms and conditions except as to gross base annual remuneration which shall be mutually agreed upon at the time.

4.       TERMINATION
         -----------

4.1 PP may terminate this agreement with Trident without notice or further compensation, subject to a full and complete accounting for all obligations and commitments due and payable hereunder to the effective date of termination, for the following causes:

         a) if Trident or the Chairman of the Board and Chief Executive Officer is convicted of a criminal offence involving fraud or dishonesty;

         b)      if the Chairman of the Board and Chief Executive Officer dies;

         c) if the Chairman of the Board and Chief Executive Officer becomes permanently disabled and prevented from performing his duties as an officer for six (6) continuous months;

         d) if Trident fails to substantially remedy the failure within a reasonable period of time after receiving written notice from PP with reasonable particularity, provided the same is capable of being remedied within a reasonable period, that Trident fundamentally and repeatedly has demonstrated its failure to perform its material duties hereunder in a reasonably competent manner; or

         e) if Trident fails to make Murray D. Watson available as Chairman of the Board and Chief Executive Officer.

4.2 During the original term hereof, PP may terminate this agreement on no less than six (6) months' prior written notice without cause upon payment to each of Trident and the Chairman of the Board and Chief Executive Officer, as the case may be, of an amount on account of all payments provided for hereunder, and whether paid or payable by PP directly or otherwise, equal in the aggregate to the worth of such payments calculated from the effective date of termination at the then applicable rate or amounts for the greater period of: a) the number of years or part thereof remaining for the balance of the original term hereof; and b) 12 months.

4.3 During any renewal term, PP may terminate this agreement on no less than six (6) months' prior written notice without cause upon payment to each of Trident and the Chairman of the Board and Chief Executive Officer of an amount on account of all payments provided for hereunder, and whether paid or payable by PP directly or otherwise, equal to the worth of such payments calculated from the effective date of termination at the then applicable rate or amounts for twelve (12) months.

4.4 It is agreed that in no event shall the amounts payable to each of Trident and the Chairman of the Board and Chief Executive Officer under Sections 4.2 and 4.3 above exceed the amounts otherwise payable had Trident performed its obligations hereunder for the balance of the original term or the renewed term whichever is applicable.

4.5 It is agreed that instead of giving no less than twelve (12) months' notice of termination hereof as contemplated in Sections 4.2 and 4.3 above and making the payments during such notice period, PP may make payment by lump sum to each of Trident and the Chairman of the Board and Chief Executive Officer of all amounts otherwise provided for hereunder during the applicable notice period at the then applicable rate or amounts.

4.6 Trident shall be entitled to terminate this agreement on six (6) months' prior written notice for any reason, with or without cause, in which event PP shall be excused from all further liability from and after the effective date of such termination with respect to further payments thereafter otherwise due and payable hereunder but for such termination, to or for the benefit of Trident and the Chairman of the Board and Chief Executive Officer, subject to an accounting and payment of all amounts due and owing therefor to the effective date of such termination.

4.7 Upon termination hereof in accordance with its terms, Trident shall cause the Chairman of the Board and Chief Executive Officer of PP and of any subsidiary or associated corporation if nominated by or at the instance of PP in exercise of its rights hereunder, to resign from office effective the same date failing with PP shall be entitled to remove him or cause him to be removed from each such office held, provided all payments and reimbursements to be made hereunder have been made and accounted for in full to the satisfaction of Trident.

5.       PP COVENANTS
         ------------

5.1 PP shall provide or cause to be provided as its sole cost and expense to Trident and any designated nominee management consultant to the Business and to the Chairman of the Board and Chief Executive Officer thereof suitable offices together with all necessary administrative assistance and support staff and equipment at its place of business in the City of Dublin, in the Republic of Ireland, and elsewhere in the world where PP permanently or temporarily carries on business or the Business is carried on as are suitable to enable Trident, its designated nominee management consultant and Chairman of the Board and Chief Executive Officer to fulfill their respective duties and obligations hereunder.

5.2 PP covenants and agrees to take and diligently prosecute all such steps, actions and proceedings to qualify the shares of PP which may be subject to options granted hereunder to Trident to be registered for public trading in the United States of America.

5.3 Whether PP is successful in obtaining all necessary approvals with respect to qualifying the shares of PP to trade publicly as contemplated hereunder, nonetheless PP agrees to issue and deliver to Trident or its designated nominee certificates for all such shares of PP as fully paid and non-assessable which are subject to the stock options granted hereunder to Trident or its designated nominee once exercised in accordance with the terms hereof and to authorize and direct the registration of such certificate(s) to be properly recorded in the books and records of PP.

5.4 PP covenants and agrees to use its best efforts to obtain all necessary covenants and approvals as may be required or necessary and whether from third parties or its shareholders or board of directors or those of the Business or otherwise to give full effect and carry out all of the terms and provisions hereof.

6.       TRIDENT COVENANTS.
         -----------------

6.1      Trident acknowledges and agrees that:

         (a) in the course of performing its duties and obligations hereunder, Trident will have access to and will be entrusted with detailed confidential information, data and business or trade secrets and intellectual property covering the present and future products, services, operations, marketing and sales techniques and procedures of PP and the Business, including information pertaining to existing or potential customers and suppliers and participants with PP or the Business in strategic alliances (collectively "Trade Secrets"), the disclosure of any which to competitors of PP or the Business would be detrimental to PP and the Business;

         (b) in the course of performing its duties and obligations hereunder, Trident will be a representative of PP and the Business to customers, suppliers and strategic alliance parties and as such will have responsibility for maintaining and enhancing the goodwill of PP and the Business;

         (c) Trident will have fiduciary duties to PP and the Business including the duty to act in the best interest thereof; and

         (d) the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of PP and the Business and the right to benefit of relationships developed with customers, suppliers and strategic alliance parties relating to PP and the Business by virtue of contractual relationships established hereby, constitute proprietary rights of PP which PP is entitled to protect.

In acknowledgement of the matters described immediately above, and in consideration of payments to be received by Trident hereunder, Trident agrees that neither Trident nor any of its designated nominees will during the period commencing on the effective date hereof and ending two (2) years following the expiration of the term hereof, whether original or as the same may be renewed and whether earlier terminated, disclose to any person or in any way make use of the Trade Secrets inconsistent with the purposes herein set forth in any manner, any of the Trade Secrets save and except for such information otherwise forming part of the Trade Secrets that is or becomes generally available to the public other than as a result of disclosure by Trident.

7.       GENERAL
         -------

7.1 This agreement shall not be construed to be in any respect an employment arrangement or a partnership between PP or the Business and Trident or its designated nominees the agent of PP or of the Business, as the case may be, and Trident and its designated nominees shall each be conclusively deemed for all purposes, whether in law or equity, to be an independent contractor.

7.2 Each of the parties hereto covenants and agrees to be bound by, observe and perform, and to take all actions, steps, proceedings and execute such further and other assurances, documents and agreements, whether under corporate seal or otherwise, as are reasonably necessary or required to fully implement and give effect to all of the terms and provisions hereof.

7.3 Any notice, demand, request, declaration or other communication required or permitted to be given or made hereunder shall be in writing, addressed to the recipient and either delivered by hand or mailed by prepaid registered mail at the address indicated below. At any time other than due to a disruption in the service of the mail which has or is likely to delay the mailing and receipt of such a notice, a notice so mailed shall be deemed to have been received fourteen (14) business days after its postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time of physical delivery. In lieu thereof, notice may be sent by telex or facsimile or like message as indicated below, in which case it shall be deemed to have been received on the next business day immediately following the day of being sent subject to confirmation of sending and receipt thereof being obtained. Either party hereto may in the manner above provided from time to time give notice of a change of address or number to which a notice is thereafter to be sent. Any notice given as aforesaid shall be considered sufficient notice hereunder.

         Pharma Patch plc.
         15-16 Fitzwilliam Place
         Dublin 2, Ireland

         Fax No. 353-1-668-7144

         Trident Management Inc.
         P.O.Box 62, Leward Highway
         Providenciales, Turks and Caicos Islands,
         British West Indies.

         Fax No. (809) 941-5988

7.4 In the event of a translation of this agreement into any language other than English, the English version shall govern.

7.5 In the event any clause, paragraph, term or provision of this agreement, in whole or in part, including the breadth or scope thereof, shall be held by any court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder thereof or of the rest of this agreement, all of which shall remain valid and enforceable.

7.6 This agreement contains the whole of the agreement between the parties hereto relating to the subject matter hereof and there are no collateral or precedent representations, agreements or conditions not specifically set forth herein, and no modification, amendment, variation or further agreement with respect hereto shall be effective or binding upon the parties hereto unless agreed to in writing beforehand.

7.7 The parties hereto hereby covenant and agree that this agreement shall be binding upon and enure to the benefit of the parties hereto, their successors, nominees and permitted assigns.

7.8 The parties hereto hereby covenant and agree that this agreement may not be assigned in whole or in part by either of the parties hereto except in the case of PP, upon the contemplation of a corporate re-structuring, and in the case of Trident, to a related or affiliated corporation provided such related or affiliated corporation can demonstrate to the reasonable satisfaction of PP that Murray D. Watson is under contract to such related or affiliated party to provide consulting and management services thereto.

7.9 Notwithstanding anything else contained herein, all communications, documents, data and information, whether written or oral, regarding the business or affairs of either party hereto (collectively, "Information"), obtained or received in any capacity by the other party hereto and whether done formally or informally or directly or indirectly and for whatever purpose or reason including the performance or administration or enforcement of the terms and provisions hereof, and whether pursuant to the provisions hereof or otherwise, shall be kept private and confidential and in strict confidence and, except as may be required by a court, governmental or regulatory authority of competent jurisdiction, or otherwise by law, shall not be released to any other party without the express prior written approval of the parties hereto. In the event of any release, filing or disclosure of information required as aforesaid, the party hereto so compelled hereby covenants and agrees notwithstanding to promptly take all such actions, steps and proceedings in the circumstance to assert and maintain a claim for privacy and confidentiality to the maximum extent permissible at law or equity, it being acknowledged and agreed by the parties hereto that this agreement is a contract of uberrimae fides and imposes an obligation on each of the most abundant and uttermost good faith.

7.10 The parties hereto hereby each column and agree that the covenants and restrictions contained herein regarding non-disclosure and confidentiality are reasonable, valid and are given for valuable consideration and each party hereto covenants and agrees to be bound hereby and that the terms and provisions hereof may be pleaded as an estoppel in actions or proceedings to contest the validity of the foregoing and that all defenses to the strict enforcement hereof are hereby waived. Each party hereto further acknowledges and agrees that the other would suffer irreparable injury in the event of any breach of such covenant or restriction and accordingly, that damages therefor would be inadequate as a complete remedy at law and as a result that each party hereto which has suffered the injury shall entitled to temporary and injunctive relief enjoining the defaulting party from any such breach.

7.11 The parties hereto hereby agree to arbitrate any dispute or disagreement arising out of or relating to this agreement, whether during the term hereof or after, which touches upon the validity, construction, meaning, performance or effect hereof or the rights and liabilities of the parties hereto or any other matter arising out of or connected herewith shall be referred to final and binding arbitration to a panel of two (2) arbitrators, one (1) selected by each of the parties hereto, whose decision shall be final and binding as between the parties hereto and shall not be subject to review or appeal by any process or law. The arbitrators may determine all questions of law and procedure and after hearing any evidence and representations of the parties, shall make an award and reduce the same to writing together with reasons therefor in reasonable particularity. It is agreed that the arbitrators shall not be bound by any formal rules of evidence. The cost of the arbitration shall be borne by the parties hereto as may be specified in such determination.

7.12 It is further agreed that the terms and provisions of Section 6.1, 7.9, 7.10, 7.11 and this Section 7.12 shall survive the termination of this agreement.

7.13 The parties hereto hereby confirm and acknowledge the truth in substance and fact of the recitals contained herein.

7.14 This agreement may be executed simultaneously in counterparts, and evidenced by facsimile, each of which shall be an original but both of which when taken together, shall constitute one and the same instrument.

7.15 IN WITNESS WHEREOF the parties hereto have hereunto signed this agreement with effect as of the date first above written.

PHARMA PATCH PLC

Per: [SIG]
     -----------------------------

TRIDENT MANAGEMENT, INC.

Per: [SIG]
     -----------------------------